                                                                   EXHIBIT 10.16

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

                          CONVERTIBLE PROMISSORY NOTE


$9,999,999.89                                                      March 1, 2000
                                                            Bellevue, Washington

     For value received, Mercata, Inc., a Delaware corporation (the "Company"), promises to pay to Waelinvest. (the "Holder"), the principal sum of nine million nine hundred ninety-nine thousand nine hundred ninety-nine dollars and eighty-nine cents ($9,999,999.89). No interest shall accrue or be paid on this Note; provided, that if this Note shall not have converted in accordance with Section 2 below on or before May 31, 2000, this Note shall bear interest accruing from the date hereof on the unpaid principal amount at a rate equal to the lower of
(a) 7.00% per annum, compounded annually or (b) the highest rate permitted by law. This Note is one of a series of Convertible Promissory Notes containing substantially identical terms and conditions issued pursuant to that certain Series C Preferred Stock Purchase Agreement, dated March 1, 2000 (the "Purchase Agreement"). Such Notes are referred to herein as the "Notes," and the holders thereof are referred to herein as the "Holders." This Note is subject to the following terms and conditions.

     1. Maturity. Unless converted as provided in Section 2, this Note will automatically mature and be due and payable on May 31, 2000 (the "Maturity Date"). Subject to Section 2 below, any interest shall accrue on this Note but shall not be due and payable until the Maturity Date.

     2.   Conversion

          (a) HSR Clearance. As soon as practicable after the Closing (as defined in the Purchase Agreement), the Company and the Holder hereby agree to file or to cause to be filed with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") all requisite documents and notifications in order to provide for the conversion of this Note into shares of the Company's Series C Preferred Stock. Upon the earlier of one business day after (i) the date all required clearances or pre-termination notices under the HSR Act have been received from the FTC and the DOJ (or all applicable waiting periods have expired) or (ii) the date the Holder and the Company are no longer required by law to make filings under the HSR to convert this Note into capital stock, the entire principal amount of this Note shall automatically convert into fully-paid and non-assessable shares of the Company's Series C Preferred Stock (the "Stock"); provided,

                                       1.

however, the automatic conversion of such principal amount into shares of the Stock shall be conditioned upon (A) the Company having provided to the Holder a compliance certificate in the form attached hereto as Exhibit A or (B) the Holder having waived such applicable terms, conditions or certifications included in such certificate, either individually or in the aggregate. The number of shares of Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the entire outstanding principal amount of this Note by (ii) $11.894142 (as adjusted for any future stock splits, stock dividends, recapitalizations or the like to the Stock), provided that no fractional shares shall be issued. In the event that the required clearances from the FTC and the DOJ are not obtained, this Note shall not be convertible into the Stock.

          (b) Redemption. In the event the Company consummates a Liquidity Event (as defined below) prior to the conversion of this note pursuant to
Section 2(a), then the Company shall redeem this Note for an aggregate consideration substantially equivalent to the consideration which would have been received by the Holder had the Note been converted into Series C Preferred Stock immediately prior to the consummation of such Liquidity Event, as determined in the reasonable and good faith judgement of the Board of Directors of the Company. For the Purposes of hereof "Liquidity Event" shall mean (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company's voting power is transferred (ii) any voluntary or involuntary liquidation or dissolution of the Company, or (iii) the sale of all or substantially all the assets of the Company.

          (c) Mechanics and Effect of Conversion. No fractional shares of the Company's capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to this Section 2, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of shares to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest.

     3. Payment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. Prepayment of this Note may be made without penalty, if the Company's Board of Directors has determined, in consultation with legal counsel, and with the

                                       2.

consent of the Holders of a majority of the outstanding principal amount of the Notes, that the required clearances or pre-termination notices under the HSR Act specified in Section 2(a) are not likely to be obtained, otherwise this note made not prepaid without the consent of the Holders of a majority of the outstanding principal amount of the Notes; provided, however, that the Company may repay the Note on or after May 31, 2000 in the event the conditions to conversion set forth in Section 2 hereof have not occurred.

     4. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Company may not assign, pledge or otherwise transfer this Note without the prior written consent of the Holder, which shall not be unreasonably withheld, and the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, which shall not be unreasonably withheld. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Holder. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

     5. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law.

     6. Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or one business day after being sent by a nationally-recognized overnight delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

     7. Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and at least a majority in interest of the Holders. Any amendment or waiver effected in accordance with this Section 7 shall be binding upon the Company, the Holders and each transferee of the Notes.

     8. Waiver. The Company waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys' fees, costs and other expenses.

     The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

                                       3.

     ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.
                                   COMPANY:

                                   Mercata, Inc.

                                   By:________________________________

                                      Tom Van Horn
                                      President

                                   Address:  110-110th Avenue Northeast,
                                             Suite 360
                                             Bellevue, WA 98004


AGREED TO AND ACCEPTED:

Waelinvest

By:__________________________

Name:________________________

Title:_______________________

Address:  102 rue Waelhem
          1030 Bruxelles
          Belgium


                 SIGNATURE PAGE TO CONVERTIBLE PROMISSORY NOTE

                                       4.

                 Exhibit A to the Convertible Promissory Note


                            COMPLIANCE CERTIFICATE


     The undersigned, _______________, the President and Chief Executive Officer of Mercata, Inc., a Delaware corporation (the "Company"), certifies that he is authorized to execute this Compliance Certificate for and on behalf of the Company, and further certifies that:

     1.   The representations and warranties of the Company contained in Section
3.19 of the Series C Preferred Stock Purchase Agreement, dated ____________, 2000 (the "Purchase Agreement"), are true and correct as though made on and as of the date hereof.

     2. The Company has performed or fulfilled all covenants, agreements and conditions contained in the Purchase Agreement and that certain Convertible Promissory Note, dated ______________, 2000, in the amount of $9,999,999.89 of the Company in favor of Waelinvest to be performed or fulfilled by the Company on or prior to the date hereof.

     In Witness Whereof, the undersigned has hereunto set his hand this _______ day of _________________, 2000.

                                   Mercata, Inc.


                                   By:_________________________

                                   Name:_______________________

                                   Title:______________________


                      EXHIBIT A -- COMPLIANCE CERTIFICATE

                                      5.